UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
August 21, 2019
SHARPS COMPLIANCE CORP.
Commission File No. 001-34269

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	74-2657168
(State Or Other Jurisdiction Of Incorporation or Organization)	(IRS Employer Identification No.)

9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section l 2(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l 2b-2 of the Securities Exchange Act of 1934 (§240.I 2b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

SIGNATURES

         EXHIBITS

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this item is included in Item 2.03.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 21, 2019, certain subsidiaries of Sharps Compliance Corp. (the "Company") entered into Construction and Term Loan Agreement and a Master Equipment Finance Agreement with its existing commercial bank (collectively, the “Loan Agreement”). The Loan Agreement provides for a five-year, $3.2 million facility, the proceeds of which are to be utilized for expenditures to facilitate future growth at the Company’s treatment facility in Carthage, Texas (the “Texas Treatment Facility”) as follows: (i) $2.0 million for planned improvements and (ii) $1.2 million for equipment. Indebtedness under the Loan Agreement is secured by the Company’s real estate investment and equipment at the Texas Treatment Facility. Advances under the Loan Agreement mature five years from the Closing Date ("August 21, 2019") with monthly payments based on a 20-year amortization for the real estate portion and on a 6-year amortization for the equipment portion of the Loan Agreement. Borrowings during the Advancing Period for the real estate portion and for the entire term of the equipment portion of the Loan Agreement bear interest computed at the One Month ICE LIBOR, plus two-hundred and fifty (250) basis points which would be a rate of 4.79% on August 21, 2019. The Company has entered into a forward rate lock to fix the rate on the real estate portion of the Loan Agreement at the expiration of the Advancing Period at 4.15%.
The Loan Agreement contains affirmative and negative covenants that, among other things, require the Company to maintain a maximum cash flow leverage ratio and a minimum debt service coverage ratio as described therein consistent with the current Credit Agreement. Both the Credit Agreement and Loan Agreement also contain customary events of the Company's default which, if uncured, may terminate the Credit Agreement or Loan Agreement and require, among other things immediate repayment of all indebtedness to the lenders.
The Company continues to have in place the current Credit Agreement which is separate from the Loan Agreement, expires on March 29, 2021 and provides for a $14.0 million line of credit facility, the proceeds of which may be utilized for working capital and acquisitions. As of June 30, 2019, amounts outstanding under the current Credit Agreement are $1.5 million.
The description of the Loan Agreement contained herein is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 (Construction and Term Loan Agreement) and Exhibit 10.2 (Master Equipment Finance Agreement) to this Current Report on Form 8-K and is incorporated herein by reference.
Also, on August 21, 2019, the Company amended the corporate office lease agreement with IND HOUTX TTP LEGACY, LLC (the “Landlord” pursuant to the lease agreement originally dated July 13, 2006 with the predecessor-in-interest (the “Lease”). This fifth amendment to the Lease (the “Amendment”) extends the term of the Lease from February 29, 2020 to February 28, 2025 and sets base rent amounts for the extended term of the Lease (“Extended Term”). The blended base rent for the first year of the Extended Term is $14.00 per square foot with subsequent annual increases of 3%.
There is no material relationship between the Company, or any of its affiliates, and the Landlord, or any of its affiliates, other than the contractual relationship under the corresponding lease agreements.
The description of the Amendment contained herein is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2019                             SHARPS COMPLIANCE CORP.

By: /s/ DIANA P. DIAZ
Name: Diana P. Diaz
Title:Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1 *	Construction Term Loan Agreement
10.2 *	Master Equipment Finance Agreement
10.3	Fifth Amendment To Lease Agreement

* Portions of the exhibit have been omitted by means of marking such portions with an asterisk because the identified portions are not material and would likely cause competitive harm if publicly disclosed.